Exhibit 99.1

NEWS RELEASE

Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031 ext. 2085

FINAL DRAFT	Ken Dennard, Managing Partner
Jack Lascar, Partner
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES
ANNOUNCES $11.75 MILLION PRIVATE PLACEMENT

HOUSTON – October 20, 2006 – Particle Drilling Technologies, Inc. (NASDAQ: PDRT) (“PDTI”) today announced that, on October 19, 2006, it completed the sale of 5.0 million shares of its common stock to institutional and other accredited investors at $2.35 per share.  PDTI received gross proceeds of $11.75 million, which it intends to use to manufacture additional PID Systems, to hire and train qualified personnel, to fund the development of a new particle injection system, to fund additional research and development, for general corporate purposes and for expenses associated with the offering. RBC Capital Markets and Tejas Securities Group, Inc. acted as co-placement agents for the offering.

In addition, the investors received warrants to purchase 1.5 million shares of PDTI’s common stock with an exercise price of $3.25 per share.  The warrants will be exercisable commencing on April 22, 2007 and will expire on October 19, 2011.

In connection with this offering, PDTI entered into a registration rights agreement with the investors requiring, among other things, that PDTI register the resale of the shares of common stock sold in the offering as well as shares of common stock issuable upon exercise of the warrants.  If PDTI does not meet certain deadlines with respect to filing the registration statement and causing the registration statement to be declared effective, then PDTI will be required to pay the investors customary liquidated damages.

The sale of these securities was not registered under the Securities Act and the securities may not be sold in the United States absent registration or an applicable exemption from registration requirements.  The securities were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock.  This press release is being issued pursuant to and in accordance with Rule135c under the Securities Act.

About Particle Drilling Technologies, Inc.

PDTI is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  PDTI’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.  PDTI is headquartered in Houston, Texas.

Safe Harbor Statement

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release.  Such risks and uncertainties may include, but are not limited to, PDTI’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector and working capital constraints.  Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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